CFNB SECOND QUARTER EARNINGS UP 169% ON

STRONG GAINS FROM SALE OF LEASES AND LEASED PROPERTY

AND 46% GROWTH IN COMMERCIAL LOAN INCOME

IRVINE, CALIFORNIA, January 26, 2017 -- California First National Bancorp (NASDAQ: CFNB; “CalFirst”) net earnings of $4.2 million for the second quarter ended December 31, 2016 increased 169% from net earnings of $1.6 million for the second quarter of fiscal 2016.  For the six months ended December 31, 2016, net earnings increased 87% to $6.1 million from $3.3 million for the first six months of fiscal 2016.  Diluted earnings per share for the fiscal 2017 second quarter of $0.41 were up 174% from $0.15 for the second quarter of fiscal 2016, while diluted earnings per share of $0.60 for the first six months of fiscal 2017 were up 91% from $0.31 per share for the same period of fiscal 2016. The percentage change in EPS for both periods reflects the impact of fewer fully diluted shares resulting from the Company’s repurchase of stock in the third quarter of fiscal 2016.

2017 Second Quarter and Six Month Highlights

  Continued growth in commercial loans increased the portfolio 12% since June 30, 2016 to $450 million at December 31, 2016, and 38% from December 2015.
  A 30% increase in second quarter interest income included a 46% increase in commercial loan income and 15% increase in finance income following the positive resolution of a lease that had been in bankruptcy.
  Non-interest income increased 381% to $3.4 million reflecting strong gains from sale of leases and leased property.
  Second quarter loan originations were up 20%, but with lower lease originations combined lease and loan originations for the first six months of fiscal 2017 are down 15%.
  Net earnings in second quarter benefited from 8.4% reduction in non-interest expenses.
  Non-performing assets remained very low at December 31, 2016 and capital remains strong, with Tier 1 common equity ratio of 24.7%.

Selected Interest-Earning Asset and Interest-Bearing Liability Data

	Quarter Ending December 31,				Six Months Ending December 31,
(dollars in thousands)	2016		2015		2016		2015
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Interest-earning assets
Interest-earning deposits	$91,491	0.59%	$68,228	0.24%	$102,448	0.56%	$68,584	0.21%
Investment securities	95,172	2.41%	91,575	2.07%	96,142	2.25%	87,161	2.10%
Commercial loans	432,112	3.81%	305,256	3.69%	418,903	3.78%	282,264	3.63%
Net investment in leases	219,597	6.79%	271,927	4.77%	221,545	5.89%	279,658	4.79%
Total interest-earning assets	$838,372	4.08%	$736,986	3.57%	$839,038	3.77%	$717,667	3.57%
Interest-bearing liabilities
Deposits	$629,361	1.21%	$520,173	1.07%	$630,351	1.20%	$501,020	1.06%
Borrowings	40,000	0.52%	48,250	0.36%	40,000	0.47%	45,125	0.36%
Total interest-bearing liabilities	$669,361	1.16%	$568,423	1.01%	$670,351	1.16%	$546,145	1.00%

Net interest spread (1)		2.92%		2.55%		2.61%		2.57%
Net interest margin (2)		3.15%		2.78%		2.84%		2.81%

1) Net interest spread is the difference between average yield on interest-earning assets and average rate paid on interest-bearing liabilities.

2) Net interest margin represents net interest income as a percent of average interest-earnings assets.

Net Interest Income

Second Quarter 2017 total interest income increased 30% to $8.6 million from $6.6 million for the second quarter of fiscal 2016. This increase includes a $1.3 million increase in commercial loan income, $485,000 increase in finance income and $192,000 increase in investment income.

  The 46% growth in commercial loan income reflected a 42% increase in average loan balances to $432.1 million, while the average yield increased 12 basis points to 3.81%.
  The increase in finance income included the recognition of $1.1 million of finance income related to a transaction in process that was unwound in bankruptcy and other early lease terminations. This offset the impact of a 19% decline in the average lease portfolio to $219.6 million and boosted the reported yield by about 200 basis points.
  A 37% increase in investment income during the 2017 second quarter reflects a 17% increase in average cash and investment balances and higher average yield earned of 1.52% compared to 1.29%.
  Interest expense for the second quarter increased 35% to $1.9 million from $1.4 million, reflecting an 18% increase in the average balance of deposits and borrowings to $669.4 million and 15 basis point increase in average rate paid to 1.16%.

For six months ended December 31, 2016, total interest income increased 23% to $15.8 million from $12.8 million for the same period of the prior year. This increase was due to a $2.8 million, or 54%, increase in commercial loan income, $179,600 decline in finance income and $379,400 increase in investment income.

  Commercial loan income growth reflected a 48% increase in average loan balances to $418.9 million from $282.3 million while the average yield earned increased 15 basis points to 3.78%.
  Finance income declined 3% to $6.5 million, reflecting a 21% decrease in average lease balances to $221.5 million which offset the benefit from the incremental finance income recognized during the second quarter that boosted the yield by 116 basis points to 5.89% for the six months ended December 31, 2016.
  Investment income increased 38% to $1.4 million, reflecting a 28% increase in average cash and investment balances to $198.6 million and 11 basis point increase in average yield.
  Interest expense for the first six months increased 42% to $3.9 million from $2.7 million, reflecting a 22.7% increase in the average balance of deposits and borrowings to $670.4 million and 16 basis point increase in average rate paid to 1.16%.
  The higher net interest spread and margin in fiscal 2017 is largely due to accelerated income recognized on terminating lease transactions that increased both by about 30 basis points for the first six months of fiscal 2017.

The Company made a $600,000 provision for credit losses in the second quarter and $900,000 for the first six months of fiscal 2017.  This compared to a $575,000 provision made during the second quarter of the prior year and $1,075,000 for the six months ended December 31, 2015. At December 31, 2016, the allowance for credit losses of $7.8 million is 1.2% of total leases and loans, up slightly as a percentage from June 2016. The increase reflects the growth in the loan portfolio and enhanced risk assessment of the portfolio that includes a high concentration of leveraged loans.

As a result of the foregoing, second quarter net interest income after provision for credit losses increased 32% to $6.0 million from $4.6 million for the second quarter of the prior year, while net interest income after provision for credit losses for the six months ended December 31, 2016 increased 22% to $11.0 million.

Non-interest income

For the second quarter ended December 31, 2016 non-interest income of $3.4 million was up 381% from $708,100 for the 2016 second quarter. The increase includes a $1.4 million increase in gain recognized from the sale of leases and $1.3 million increase in income from leases reaching the end of term during the quarter.

For the six months ended December 31, 2016 non-interest income of $4.3 million was up 169% from $1.6 million reported for the first six months of fiscal 2016.  The increase for the six months primarily reflects the impact of the noted second quarter transactions.

Non-interest Expenses

Non-interest expenses of $2.5 million reported for the quarter ended December 31, 2016 declined by $228,300 or 8% from $2.7 million in the second quarter of fiscal 2016.  For the six months ended December 31, 2016, non-interest expenses of $5.2 million were just 1% below the same period of the prior year.  The decrease in expenses during the second quarter is due primarily to lower compensation expenses recognized in the quarter.

Leases and Loans

Second quarter 2017 lease and loan bookings of $85.3 million were down 15% from $100 million booked in the second quarter of the prior year. Loan bookings of $61.5 million were only 1% lower while lease bookings of $23.8 million were down 37% from $37.8 million the year before.

Six month 2017 lease and loan bookings of $167.3 million were 13% below $191.7 million during the prior year period. Six month loan bookings of $113 million were 12% lower while lease bookings of $54.3 million were down 14%. As a result, the total lease and loan portfolio at December 31, 2016 increased 8% to $652.4 million from $604.4 million at December 31, 2015, but just 2% from $641.4 million at June 30, 2016. Transactions in process increased 11.2% since June 30, 2016 to $34.4 million.

2017 second quarter lease and loan originations declined 11% from the second quarter of fiscal 2016, with six month originations down 15%. Lease originations for the first six months of fiscal 2017 were down 31%, and a 20% increase in loan originations in the second quarter could not offset lower originations during the first quarter, resulting in a 9% decrease in six month loan originations. Despite the lower originations to date in fiscal 2017, the estimated backlog of approved lease and loan commitments of $103.4 million at December 31, 2016 is up 16% from $89.4 million at June 30, 2016 and down only 5% from $108.8 million at December 31, 2015.

Investment Securities

Investment securities of $94.0 million at December 31, 2016 are down 6% from $99.8 million at June 30, 2016 and $100.1 million at December 31, 2015.  The decline in securities is primarily related to the fall in market value of U.S. government agency mortgaged-backed securities resulting from the recent rise in longer term interest rates. The available-for-sale securities portfolio at December 31, 2016 includes a net unrealized loss of $157,000 compared to a net unrealized gain of $2.2 million at June 30, 2016.

California First National Bancorp is a bank holding company with lending and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

This release contains forward-looking statements, which involve management assumptions, risks and uncertainties.  The statements in this document that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include expectations regarding backlog of lease and loan commitments and growth in interest income and lease and loan bookings.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements.  Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company’s actual results could differ materially from the results forecast in the forward-looking statements.  All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this release to reflect events or circumstances arising after the date hereof.  For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s 2016 Annual Report on Form 10-K.

CONTACT:

S. Leslie Jewett

ljewett@calfirstbancorp.com

949-255-0500

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings

(000's except per share data)

	Three months ended			Six months ended
	December 31,		Percent	December 31,		Percent
	2016	2015	Change	2016	2015	Change

Finance & loan income	$7,846	$6,055	29.6%	$14,429	$11,831	22.0%
Investment interest income	707	515	37.3%	1,368	988	38.5%
Total interest income	8,553	6,570	30.2%	15,797	12,819	23.2%

Interest expense on deposits & borrowings	1,948	1,439	35.4%	3,886	2,731	42.3%
Net interest income	6,605	5,131	28.7%	11,911	10,088	18.1%
Provision for credit losses	600	575	4.3%	900	1,075	(16.3)%
Net interest income after provision for credit losses	6,005	4,556	31.8%	11,011	9,013	22.2%

Non-interest income
Operating & sales-type lease income	855	110	677.3%	1,439	254	466.5%
Gain on sale of leases & leased property	2,464	525	369.3%	2,698	1,212	122.6%
Gain on sale of investment securities	-	-	0.0%	-	23	(100.0)%
Other fee income	86	73	17.8%	183	115	59.1%
Total non-interest income	3,405	708	380.9%	4,320	1,604	169.3%

Non-interest expenses
Compensation & employee benefits	1,769	1,942	(8.9)%	3,656	3,683	(0.7)%
Occupancy	174	169	3.0%	348	338	3.0%
Professional and IT services	205	281	(27.0)%	493	544	(9.4)%
FDIC and regulatory fees	118	127	(7.1)%	272	245	11.0%
Other general & administrative	218	194	12.4%	400	433	(7.6)%
Total non-interest expenses	2,484	2,713	(8.4)%	5,169	5,243	(1.4)%

Earnings before income taxes	6,926	2,551	171.5%	10,162	5,374	89.1%

Income taxes	2,736	993	175.5%	4,014	2,091	92.0%

Net earnings	$4,190	$1,558	168.9%	$6,148	$3,283	87.3%

Basic earnings per common share	$0.41	$0.15	173.6%	$0.60	$0.31	90.5%
Diluted earnings per common share	$0.41	$0.15	173.6%	$0.60	$0.31	90.5%

Weighted average common shares outstanding	10,280	10,460		10,280	10,460
Diluted number common shares outstanding	10,280	10,460		10,280	10,460

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets

(000’s)

	December 31,	June 30,	Percent
	2016	2016	Change
ASSETS
Cash and short term investments	$91,071	$105,094	(13.3)%
Investment securities	93,995	99,801	(5.8)%
Net receivables	1,463	1,333	9.8%
Property for transactions in process	34,388	30,932	11.2%
Net investment in leases	202,221	237,674	(14.9)%
Commercial loans	450,167	403,736	11.5%
Income tax receivable	98	121	(19.0)%
Other assets	5,100	5,036	1.3%
Discounted lease rentals assigned to lenders	1,841	4,449	(58.6)%
	$880,344	$888,176	(0.9)%

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$2,166	$1,697	27.6%
Income taxes payable, including deferred taxes	7,997	12,674	(36.9)%
Deposits	633,112	633,147	0.0%
Borrowings	40,000	40,000	0.0%
Other liabilities	4,224	5,187	(18.6)%
Non-recourse debt	1,841	4,449	(58.6)%
Total liabilities	689,340	697,154	(1.1)%
Stockholders' Equity	191,004	191,022	0.0%
	$880,344	$888,176	(0.9)%